Exhibit 10.21

FORM OF OPTION AGREEMENT (2013)

STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT

TransDigm Group Incorporated, a Delaware corporation (the “Company”), pursuant to its 2006 Stock Incentive Plan (the “Plan”), hereby grants to the holder listed below (“Participant”), an option to purchase the number of shares of the Company’s common stock, par value $0.01 (“Stock”), set forth below (the “Option”). This Option is subject to all of the terms and conditions set forth herein and in the Stock Option Agreement attached hereto as Exhibit A (the “Stock Option Agreement”) and the Plan, which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Stock Option Agreement.

Participant:

Grant Date:

Exercise Price per Share:	$

Total Number of Shares Subject to the Option:	Shares

Expiration Date:
Type of Option:	☐ Incentive Stock Option ☒ Non-Qualified Stock Option

Vesting Schedule:

Subject to the terms of the Stock Option Agreement (including without limitation all exhibits thereto), the Option shall be eligible to become exercisable upon the achievement of performance objectives over the period set forth in Exhibit B hereto (provided that the Participant is an Eligible Person (as defined in the Plan) at all times during the period beginning on the Grant Date and ending on the applicable vesting date):

By his or her signature, the Participant agrees to be bound by the terms and conditions of the Plan, the Stock Option Agreement and this Grant Notice. The Participant has reviewed the Stock Option Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Stock Option Agreement and the Plan. The Participant agrees that as a condition to receiving the Option, the Participant shall comply with the Stock Retention Guidelines set forth on Exhibit C. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or relating to the Option.

TRANSDIGM GROUP INCORPORATED	PARTICIPANT

By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

EXHIBIT A

TO STOCK OPTION GRANT NOTICE

STOCK OPTION AGREEMENT

Pursuant to the Stock Option Grant Notice (the “Grant Notice”) to which this Stock Option Agreement (this “Agreement”) is attached, TransDigm Group Incorporated, a Delaware corporation (the “Company”), has granted to the Participant an option (the “Option”)1 under the Company’s 2006 Stock Incentive Plan (the “Plan”) to purchase the number of shares of Stock indicated in the Grant Notice.

ARTICLE I.

GENERAL

1.1 Defined Terms. Wherever the following terms are used in this Agreement they shall have the meanings specified below, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.

(a) “Administrator” shall mean the Board or the Compensation Committee or other committee of the Board responsible for conducting the general administration of the Plan in accordance with Section 3 of the Plan; provided that if the Participant is an Independent Director, “Administrator” shall mean the Board.

(b) “Consultant” shall mean an individual who renders services to the Company as a consultant and has been so designated by the Committee.

(c) “Credit Agreement” shall mean that certain credit agreement dated as of June 23, 2006 among TransDigm, Inc., TransDigm Group Incorporated and the lenders party thereto, as in effect as of the Grant Date and without reference to any amendment to the Credit Agreement made following the Grant Date.

(d) “Diluted Shares” as of a given date shall mean the total diluted weighted-average of common shares of the Company outstanding as of such date.

(e) “EBITDA” for a given fiscal year of the Company shall mean Consolidated EBITDA (as defined in the Credit Agreement) of the Company for such fiscal year on a pro forma basis adjusted for acquisitions or divestitures.

(f) “Independent Director” shall mean a non-employee director of the Company.

(g) “Net Debt” shall mean, as of the last day of a given fiscal year of the Company, the excess of (a) Consolidated Total Indebtedness (as defined in the Credit Agreement) of the Company over (b) the amount of cash and cash equivalents set forth on the Company’s balance sheet.

(h) “Termination of Consultancy” shall mean the time when the engagement of the Participant as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, by resignation, discharge, death or retirement, but excluding: (i) terminations where there is a simultaneous employment or continuing employment of the Participant by the Company or any Subsidiary, and (ii) terminations where there is a simultaneous re-establishment of a consulting relationship or continuing consulting relationship between the Participant and the Company or any Subsidiary. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Consultancy, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a Termination of Consultancy. Notwithstanding any other provision of the Plan, the Company or any Subsidiary has an absolute and unrestricted right to terminate a Consultant’s service at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.

[1]	For the avoidance of doubt, the term “Option” as used herein only describes options granted pursuant to the Stock Option Grant Notice to which this Agreement is an Exhibit.

(i) “Termination of Directorship” shall mean the time when the Participant, if he or she is or becomes an Independent Director, ceases to be a Director for any reason, including, but not by way of limitation, a termination by resignation, failure to be elected, death or retirement. The Board, in its sole and absolute discretion, shall determine the effect of all matters and questions relating to Termination of Directorship with respect to Independent Directors.

(j) “Termination of Employment” shall mean the time when the employee-employer relationship between the Participant and the Company or any Subsidiary is terminated for any reason, with or without Cause, including, but not by way of limitation, a termination by resignation, discharge, death, disability or retirement; but excluding: (i) terminations where there is a simultaneous reemployment or continuing employment of the Participant by the Company or any Subsidiary, and (ii) terminations where there is a simultaneous establishment of a consulting relationship or continuing consulting relationship between the Participant and the Company or any Subsidiary. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a Termination of Employment; provided, however, that, if this Option is an Incentive Stock Option, unless otherwise determined by the Administrator in its discretion, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Employment if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section.

(k) “Termination of Services” shall mean the time when (i) every relationship between the Participant and the Company has been terminated by a Termination of Consultancy, Termination of Directorship and/or Termination of Employment, as applicable, and (ii) the Participant is no longer an Eligible Person under the Plan.

1.2 Incorporation of Terms of Plan. The Option is subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE II.

GRANT OF OPTION

2.1 Grant of Option. In consideration of the Participant’s past and/or continued employment with or service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company irrevocably grants to the Participant the Option to purchase any part or all of an aggregate of the number of shares of Stock set forth in the Grant Notice, upon the terms and conditions set forth in the Plan and this Agreement. Unless designated as a Non-Qualified Stock Option in the Grant Notice, the Option shall be an Incentive Stock Option to the maximum extent permitted by law.

2.2 Exercise Price. The exercise price of the shares of Stock subject to the Option shall be as set forth in the Grant Notice, without commission or other charge; provided, however, that the price per share of the shares of Stock subject to the Option shall not be less than 100% of the Fair Market Value of a share of Stock on the Grant Date. Notwithstanding the foregoing, if this Option is designated as an Incentive Stock Option and the Participant owns (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any “subsidiary corporation” of the Company or any “parent corporation” of the Company (each within the meaning of Section 424 of the Code), the price per share of the shares of Stock subject to the Option shall not be less than 110% of the Fair Market Value of a share of Stock on the Grant Date.

2.3 Consideration to the Company. In consideration of the grant of the Option by the Company, the Participant agrees to render faithful and efficient services to the Company or any Subsidiary. Nothing in the Plan or this Agreement shall confer upon the Participant any right to continue in the employ or service of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of the Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and the Participant.

ARTICLE III.

PERIOD OF EXERCISABILITY

3.1 Commencement of Exercisability.

(a) Subject to Sections 3.1(b), 3.1(c) and 3.3, the Option shall become vested and exercisable in such amounts and at such times as are set forth in the Grant Notice.

(b) No portion of the Option which has not become vested and exercisable at the date of the Participant’s Termination of Services shall thereafter become vested and exercisable, except as may be otherwise provided by the Administrator or as set forth in a written agreement between the Company and the Participant. [ALTERNATE PROVISION FOR EXECUTIVE OFFICERS: No portion of the Option which has not become vested and exercisable at the date of the Participant’s Termination of Services shall thereafter become vested and exercisable, except as follows or as may be otherwise provided by the Administrator or as set forth in a written agreement between the Company and the Participant:

If the Participant incurs a termination of employment under any of the circumstances described in Section 5(a)(i) (death) of that certain Employment Agreement between the Participant and the Company effective                      (the “Employment Agreement”), Section 5(a)(ii) (Disability) of the Employment Agreement, Section 5(a)(iv) (Resignation for Good Reason of the Employment Agreement or Section 5(a)(v) (Termination without Cause) of the Employment Agreement or if the Participant retires from employment after at least 15 years of service after age 60 or after at least ten years of service after age 65, in each such case vesting will continue after termination of employment as provided below:

Termination Date	Percent of Remaining Options That May Continue to Vest
Prior to October 1, 2013	0%
On or after October 1, 2013 but prior to October 1, 2014	20%
On or after October 1, 2014 but prior to October 1, 2015	40%
On or after October 1, 2015 but prior to October 1, 2016	60%
On or after October 1, 2016 but prior to October 1, 2017	80%
On or after October 1, 2017	100%

The percentage of remaining Options permitted to vest will be spread ratably over the vesting schedule.]

(c) Notwithstanding Section 3.1(a) of this Agreement and Section 8 of the Plan (but subject to Section 3.1(b) of this Agreement), in the event of a Change in Control Options shall become fully vested and exercisable. Notwithstanding the foregoing, the Administrator may, in good faith and in such manner as it may deem equitable, in its sole discretion, adjust the foregoing Fair Market Value requirements in the event of a dividend or other distribution (whether in the form of cash, Stock, other securities or property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Stock or other securities of the Company, issuance of warrants or other rights to purchase Stock or other securities of the Company, or any unusual or nonrecurring transactions or events affecting the Company or the financial statements of the Company if the adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to the Option. For purposes of this Section 3.1, shall take into account the consideration received by the stockholders in connection with a Change in Control or in connection with any other sale of common stock or other equity interests in the Company or any Subsidiary, after taking into account all post-closing adjustments relating to a Change in Control, and assuming the exercise of all vested options and warrants outstanding as of the effective date of such Change in Control (after giving effect to any dilution of securities or instruments arising in connection with such Change in Control); provided however, that if the stockholders retain any portion of the common stock following such Change in Control or other sale, the Fair Market Value of such portion of the retained common stock immediately following such Change in Control or other sale shall be deemed “consideration received” for purposes of calculating the proceeds and provided further that the Fair Market Value of any non-cash consideration (including stock) received in connection with a Change in Control shall be determined as of the date of such Change in Control.

Notwithstanding Section 3.1(a) of this Agreement and Section 8 of the Plan (but subject to Section 3.1(b) of this Agreement) and notwithstanding Exhibit B to this Agreement, with respect to any portion of the Options that have not otherwise vested prior to the applicable date set forth below: (a) in the event that prior to September 30, 2016, the closing price of the Company’s common stock on the New York Stock Exchange exceeded two times the Exercise Price of the Options on any 60 trading days during any consecutive 12-month period commencing October 1, 2014, then all of the unvested Options will vest 50% on September 30, 2016 and 50% on September 30, 2017, and (b) in the event that the condition in clause (a) is not met but, prior to September 30, 2017, the closing price of the Company’s common stock on the New York Stock Exchange exceeds two times the Exercise Price of the Options on any 60 trading days during any consecutive 12-month period commencing October 1, 2015, the remaining portion of the unvested Options will vest on September 30, 2017.

3.2 Duration of Exercisability. The installments provided for in the vesting schedule set forth in the Grant Notice are cumulative. Each such installment which becomes vested and exercisable pursuant to the vesting schedule set forth in the Grant Notice shall remain vested and exercisable until it becomes unexercisable under Section 3.3.

3.3 Expiration of Option. The Option may not be exercised to any extent by anyone after the first to occur of the following events:

(a) The expiration of ten years from the Grant Date; or

(b) If this Option is designated as an Incentive Stock Option and the Participant owned (within the meaning of Section 424(d) of the Code), at the time the Option was granted, more than 10% of the total combined voting power of all classes of stock of the Company or any “subsidiary corporation” of the Company or any “parent corporation” of the Company (each within the meaning of Section 424 of the Code), the expiration of five years from the Grant Date; or

(c) The opening of business on the day of the Participant’s Termination of Employment by reason of a termination by the Company for Cause; [ALTERNATIVE PROVISION FOR EXECUTIVE OFFICERS: The opening of business on the day of the Participant’s Termination of Services by reason of the Participant’s Termination of Employment by reason of a termination by the Company for Cause (as defined in the Participant’s employment agreement, if applicable), unless the Committee, in its discretion, determines that a longer period is appropriate;] or

(d) The expiration of six months from the date of the Participant’s Termination of Services, unless such termination occurs by reason of the Participant’s death, Disability or retirement (pursuant to Section 3.3(e)) or is a termination by the Company for Cause (as defined in Participant’s employment agreement), provided, however, that any portion of this Option that is an Incentive Stock Option shall cease to be an Incentive Stock Option on the expiration of three months from the Participant’s Termination of Services (and shall thereafter be a Non-Qualified Stock Option), provided, further, that to the extent that the Participant is prohibited from selling shares of Stock pursuant to the Company’s insider trading policy at all times during such six-month period, with the exception of an open trading window of less than seven days, the Option shall expire on the later of (i) the seventh day following the opening of the first open trading window thereafter or (ii) the first anniversary of the Participant’s Termination of Services; [ALTERNATIVE PROVISION FOR EXECUTIVE OFFICERS: The expiration of six months from the date of the Participant’s Termination of

Services, unless such termination occurs by reason of (i) the Participant’s death, (ii) the Participant’s Disability, (iii) the Participant’s retirement (pursuant to Section 3.3(e)), (iv) the Participant’s termination for Cause (as defined in the Participant’s employment, agreement, if applicable) or(v) if the Participant has an employment agreement that defines a termination for “cause” and/or “good Reason,” a termination by the Company without Cause (as defined in the Participant’s employment agreement) or a termination by the Participant for Good Reason (as defined in the Participant’s employment agreement), provided, however, that any portion of this Option that is an Incentive Stock Option shall cease to be an Incentive Stock Option on the expiration of three months from the Participant’s Termination of Services (and shall thereafter be a Non-Qualified Stock Option), provided, further, that to the extent that the Participant is prohibited from selling shares of Stock pursuant to the Company’s insider trading policy at all times during such six-month period, wth the exception of an open trading window of less than seven days, the Option shall expire on the seventh day following the opening of the first open trading window thereafter;] or

(e) The expiration of one year from the date of the Participant’s Termination of Services by reason of (i) the Participant’s death or Disability; or (ii) the retirement, after a minimum of ten years of service, of a Participant who is at least 55 years old, provided, however, that to the extent that the Participant is prohibited from selling shares of Stock pursuant to the Company’s insider trading policy at all times during such one-year period, with the exception of an open trading window of less than seven days, the Option shall expire on the seventh day following the opening of the first open trading window thereafter. [ALTERNATIVE PROVISION FOR EXECUTIVE OFFICERS: The expiration of one year from the date of the Participant’s Termination of Services by reason of the retirement, after a minimum of ten years of service, of a Participant who is at least 55 years old, provided, however, that to the extent that the Participant is prohibited from selling shares of Stock pursuant to the Company’s insider trading policy at all times during such one-year period, with the exception of an open trading window of less than seven days, the Option shall expire on the seventh day following the opening of the first open trading window thereafter; or]

[ALTERNATE PROVISION FOR EXECUTIVE OFFICERS: (f) The expiration date set forth in clause (a), (i) if the Participant has an employment agreement that defines a termination for “Cause” and/or “Good Reason,” and upon a Participant’s Termination of Services by the Company without Cause (as defined in Participant’s employment agreement or a Termination of Services by the Participant for Good Reason (as defined in Participant’s employment agreement) or (ii) upon the Participant’s death or Disability or (iii) upon the Participant’s retirement from employment after at least 15 years of service after age 60 or after at least ten years of service after age 65.

Notwithstanding the foregoing, if any Option vests after the Participant’s Termination of Services for reasons set forth herein pursuant to Section 3.1 and the Participant has a limit of six months or one year following such Termination of Services to exercise the Option pursuant to paragraph (d) or (3), the Participant shall have six months after the Option vests to exercise such Option.]

3.4 Special Tax Consequences. The Participant acknowledges that, to the extent that the aggregate Fair Market Value (determined as of the time the Option is granted) of all shares of Stock with respect to which Incentive Stock Options, including the Option, are exercisable for the first time by the Participant in any calendar year exceeds $100,000, the Option and such other options shall be Non-Qualified Stock Options to the extent necessary to comply with the limitations imposed by Section 422(d) of the Code. The Participant further acknowledges that the rule set forth in the preceding sentence shall be applied by taking the Option and other “incentive stock options” into account in the order in which they were granted, as determined under Section 422(d) of the Code and the Treasury Regulations thereunder. The Participant acknowledges that an Incentive Stock Option exercised more than three months after the Participant’s Termination of Employment, other than by reason of death or Disability, will be taxed as a Non-Qualified Stock Option.

ARTICLE IV.

EXERCISE OF OPTION

4.1 Person Eligible to Exercise. Except as provided in Sections 5.2(b), during the lifetime of the Participant, only the Participant may exercise the Option or any portion thereof. After the death of the Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3, be exercised by the Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.

4.2 Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3.

4.3 Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company (or any third party administrator or other person or entity designated by the Company) of all of the following prior to the time when the Option or such portion thereof becomes unexercisable under Section 3.3:

(a) An Exercise Notice in a form specified by the Administrator, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Administrator;

(b) The receipt by the Company of full payment for the shares of Stock with respect to which the Option or portion thereof is exercised, including payment of any applicable withholding tax, which may be in one or more of the forms of consideration permitted under Section 4.4;

(c) Any other written representations as may be required in the Administrator’s reasonable discretion to evidence compliance with the Securities Act or any other applicable law, rule, or regulation; and

(d) In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Option.

Notwithstanding any of the foregoing, the Company shall have the right to specify all conditions of the manner of exercise, which conditions may vary by country and which may be subject to change from time to time.

4.4 Method of Payment. Payment of the exercise price, and any applicable withholding tax, shall be by any of the following, or a combination thereof, at the election of the Participant:

(a) Cash;

(b) Check;

(c) Broker-Assisted Cash-less Exercise. With the consent of the Administrator, delivery of a notice that the Participant has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate exercise price; provided, that payment of such proceeds is then made to the Company upon settlement of such sale;

(d) Share Surrender. With the consent of the Administrator, surrender of other shares of Stock which (i) in the case of shares of Stock acquired from the Company, have been owned by the Participant for more than six (6) months on the date of surrender (or such other minimum length of time as the Administrator determines from time to time to be necessary to avoid adverse accounting consequences or violation of any applicable law, rule or regulation), and (ii) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the shares of Stock with respect to which the Option or portion thereof is being exercised; or

(e) Net Exercise. With the consent of the Administrator, surrendered shares of Stock issuable upon the exercise of the Option having a Fair Market Value on the date of exercise equal to the aggregate exercise price of the shares of Stock with respect to which the Option or portion thereof is being exercised.

4.5 Conditions to Issuance of Stock Certificates. The shares of Stock deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued shares of Stock or issued shares of Stock which have then been reacquired by the Company. Such shares of Stock shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any shares of Stock purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the following conditions:

(a) The admission of such shares of Stock to listing on all stock exchanges on which such Stock is then listed;

(b) The completion of any registration or other qualification of such shares of Stock under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d) The receipt by the Company of full payment for such shares of Stock, including payment of any applicable withholding tax, which may be in one or more of the forms of consideration permitted under Section 4.4; and

(e) The lapse of such reasonable period of time following the exercise of the Option as the Administrator may from time to time establish for reasons of administrative convenience.

4.6 Rights as Stockholder. The holder of the Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares of Stock purchasable upon the exercise of any part of the Option unless and until such shares of Stock shall have been issued by the Company to such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares of Stock are issued, except as provided in Section 8 of the Plan.

ARTICLE V.

OTHER PROVISIONS

5.1 Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Participant, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Option.

5.2 Option Transferability.

(a) Except as otherwise set forth in Section 5.2(b), (i) the Option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares of Stock underlying the Option have been issued, and all restrictions applicable to such shares of Stock have lapsed. Neither the Option nor any interest or right therein shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and (ii) during the lifetime of Participant, only Participant may exercise the Option or any portion thereof. After the death of Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3, be exercised by Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.

(b) Notwithstanding the foregoing, with respect to Participants who are corporate officers or operating presidents, the Administrator may permit any portion of the Option that is not an Incentive Stock Option to be transferred to, exercised by and paid to certain persons or entities related to such Participant, including but not limited to members of such Participant’s family, charitable institutions or trusts or other entities whose beneficiaries or beneficial owners are members of such Participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Administrator, pursuant to such conditions and procedures as the Administrator may establish. Any permitted transfer shall be subject to the condition that the Administrator receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes (or to a “blind trust” in connection with such Participant’s termination of employment or service with the Company or a Subsidiary to assume a position with a governmental, charitable, educational or similar non-profit institution) and on a basis consistent with the Company’s lawful issue of securities.

5.3

5.4 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the address given beneath the signature of the Company’s authorized officer on the Grant Notice, and any notice to be given to Participant shall be addressed to Participant at the address given beneath Participant’s signature on the Grant Notice. By a notice given pursuant to this Section 5.4, either party may hereafter designate a different address for notices to be given to that party. Any notice which is required to be given to Participant shall, if Participant is then deceased, be given to the person entitled to exercise his or her Option pursuant to Section 4.1 by written notice under this Section 5.4. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

5.5 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

5.6 Governing Law; Severability. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

5.7 Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

5.8 Amendments, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board, provided, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Option in any material way without the prior written consent of the Participant.

5.9 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 5.2, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

5.10 Notification of Disposition. If this Option is designated as an Incentive Stock Option, Participant shall give prompt notice to the Company of any disposition or other transfer of any shares of Stock acquired under this Agreement if such disposition or transfer is made (a) within two years from the Grant Date with respect to such shares of Stock or (b) within one year after the transfer of such shares of Stock to him. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Participant in such disposition or other transfer.

5.11 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Option and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the

Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

5.12 Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an employee or other service provider of the Company or any of its Subsidiaries.

5.13 Entire Agreement. The Plan, the Grant Notice and this Agreement (including all Exhibits thereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

5.14 Section 409A. Notwithstanding any other provision of the Plan, this Agreement or the Grant Notice, the Plan, this Agreement and the Grant Notice shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the U.S. Internal Revenue Code of 1986, as amended (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). The Committee reserves the right (without the obligation to do so or to indemnify the Participant for the failure to do so) to adopt such amendments to the Plan, this Agreement or the Grant Notice or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate to exempt the Option from Section 409A or to comply with the requirements of Section 409A and thereby avoid the penalty taxes under Section 409A.

EXHIBIT B [FOR USE WITH FIVE YEAR AWARDS]

VESTING

Annual Operational Performance per Diluted Share1

	Minimum Vesting (10% Growth)		Maximum Vesting (17.5% Growth)
Fiscal Year (A)	% of Shares Vesting (B)	YE Operating Performance (per Diluted Share) (C)	% of Shares Vesting (D)	YE Operating Performance (per Diluted Share) (E)
2013	5%	$69.65	20%	$75.75
2014	5%	$50.03	20%	$62.05
2015	5%	$55.03	20%	$72.91
2016	5%	$60.53	20%	$85.67
2017	5%	$66.59	20%	$100.66

1. Annual Operational Performance Vesting. Effective as of the last day of each of the Company’s fiscal years 2013-2017 there shall become vested the percentage of shares covered by the Option which is equal to the Annual Amount (as described below). The Options shall become vested and exercisable as of the date that the Administrator verifies the AOP (as defined below); provided, however, the vesting hereunder will be effective as to Participant as of the end of the fiscal year to which such Annual Amount relates (notwithstanding any termination of Participant’s employment during the period between the end of such fiscal year and the verification of the AOP and, in such case, notwithstanding the provisions of Section 3.1(b)). For each such fiscal year, the Administrator shall verify the AOP, and shall notify the Company’s Chief Executive Officer of its determination with respect thereto, within ten business days after the Administrator receives the Company’s audited financial statements for that fiscal year.

X. For each year (the “performance year”), the Annual Amount is zero if the Annual Operational Performance per Diluted Share (“AOP”)1 with respect to such year is less than the amount indicated for such year in column (C) and otherwise shall be equal to the amount indicated for such year in column (B) plus the product of (a) the excess of (1) the amount indicated for such year in column (D) over (2) the amount indicated for such year in column (B) and (b) the ratio of (1) the excess of (x) the AOP with respect to the year (but not more than the amount indicated in Column (E) for such year) over (y) the amount indicated for such year in column (C) to (2) the excess of (x) the amount indicated for such year in column (E) over (y) the amount indicated for such year in column (C).

Y. In calculating the AOP in Section X. above for any performance year there shall also be taken into account any AOP in any of the two prior performance years (starting in fiscal year 2013) which was in excess of the amount indicated in Column (E) for such prior year and has not previously been taken into account hereunder but only if doing so would increase the Annual Amount in such performance year.

Z. If the Annual Amount in any performance year is less than the amount indicated in column (D) for such year then an amount equal to the excess of (1) the amount indicated in column (D) for such year over (2) the actual Annual Amount for such year may vest in one or more of the next two following years by treating as AOP in the performance year under Section X. above any excess of AOP in one of such following years over the amount indicated in column (E) for the applicable following year. The portion of any excess AOP amount which is so used may not be used more than once.

2. Adjustments of Operational Performance Objectives. The Operational Performance targets specified in this Exhibit B are based upon certain revenue and expense assumptions about the future business of the Company as of the date the Option is granted. Accordingly, in the event that, after such date, the Administrator determines, in its

[1]

As of a given date, the Company’s “Annual Operational Performance per Diluted Share” shall mean the ratio of (1) the excess of (a) the product of (i) EBITDA and (ii) the Fixed Market Multiple (as defined below) over (b) Net Debt to (2) the Company’s number of Diluted Shares as of such date, where “EBITDA,” “Net Debt” and “Diluted Shares” have the meanings set forth in the Stock Option Agreement set forth on Exhibit A. For purposes of this Exhibit C, the Fixed Market Multiple shall mean 10.045, as adjusted for the weighted EBITDA multiple of future acquisitions as determined by the Committee.

sole discretion, that any acquisition or disposition of any business by the Company or any dividend or other distribution (whether in the form of cash, Stock, other securities or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Stock or other securities of the Company, issuance of warrants or other rights to purchase Stock or other securities of the Company, any unusual or nonrecurring transactions or events affecting the Company, or the financial statements of the Company, or change in applicable laws, regulations, or accounting principles occurs such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to the Option, then the Administrator may, in good faith and in such manner as it may deem equitable, adjust the amounts set forth on this Exhibit B (and/or adjust the definitions of EBITDA and Net Debt) to reflect the projected effect of such transaction(s) or event(s) on Operational Performance.

EXHIBIT B [FOR USE WITH TWO-YEAR EXTENSION GRANTS]

VESTING

Annual Operational Performance per Diluted Share1

	Minimum Vesting (10% Growth)		Maximum Vesting (17.5% Growth)
Fiscal Year (A)	% of Shares Vesting (B)	YE Operating Performance (per Diluted Share) (C)	% of Shares Vesting (D)	YE Operating Performance (per Diluted Share) (E)
2016	12.5%	$60.53	50%	$85.67
2017	12.5%	$66.59	50%	$100.66

1. Annual Operational Performance Vesting. Effective as of the last day of each of the Company’s fiscal years 2016-2017 there shall become vested the percentage of shares covered by the Option which is equal to the Annual Amount (as described below). The Options shall become vested and exercisable as of the date that the Administrator verifies the AOP (as defined below); provided, however, the vesting hereunder will be effective as to Participant as of the end of the fiscal year to which such Annual Amount relates (notwithstanding any termination of Participant’s employment during the period between the end of such fiscal year and the verification of the AOP and, in such case, notwithstanding the provisions of Section 3.1(b)). For each such fiscal year, the Administrator shall verify the AOP, and shall notify the Company’s Chief Executive Officer of its determination with respect thereto, within ten business days after the Administrator receives the Company’s audited financial statements for that fiscal year.

X. For each year (the “performance year”), the Annual Amount is zero if the Annual Operational Performance per Diluted Share2 (“AOP”) with respect to such year is less than the amount indicated for such year in column (C) and otherwise shall be equal to the amount indicated for such year in column (B) plus the product of (a) the excess of (1) the amount indicated for such year in column (D) over (2) the amount indicated for such year in column (B) and (b) the ratio of (1) the excess of (x) the AOP with respect to the year (but not more than the amount indicated in Column (E) for such year) over (y) the amount indicated for such year in column (C) to (2) the excess of (x) the amount indicated for such year in column (E) over (y) the amount indicated for such year in column (C).

Y. In calculating the AOP in Section X. above for any performance year there shall also be taken into account any AOP in any of the two prior performance years (starting in fiscal year 2014) which was in excess of the amount indicated in Column (E) or set forth in the following sentence for such prior year and has not previously been taken into account hereunder or under any other option agreement to which the Participant is a party but only if doing so would increase the Annual Amount in such performance year. For purposes of determining whether AOP has been exceeded and the amount of any excess, the YE Operating Performance per Diluted Share applicable to 2014 shall be $62.05 and to 2015 shall be $72.91. If the Participant is subsequently awarded options vesting in 2018 and 2019, any AOP in excess of the amount indicated in Column (E) (and not previously taken into account hereunder) may be used in one or more of the next two following years by treating such AOP in the performance year under the option agreement granting said options.

Z. If the Annual Amount in 2016 is less than the amount indicated in column (D) for 2016 then an amount equal to the excess of (1) the amount indicated in column (D) for 2016r over (2) the actual Annual Amount for 2016 may vest in 2017 by treating as AOP in 2016. above any excess of AOP in 2017 over the amount indicated in column (E) for 2017. The portion of any excess AOP amount which is so used may not be used more than once.

[2]	As of a given date, the Company’s “Annual Operational Performance per Diluted Share” shall mean the ratio of (1) the excess of (a) the product of (i) EBITDA and (ii) the Fixed Market Multiple (as defined below) over (b) Net Debt to (2) the Company’s number of Diluted Shares as of such date, where “EBITDA,” “Net Debt” and “Diluted Shares” have the meanings set forth in the Stock Option Agreement set forth on Exhibit A. For purposes of this Exhibit C, the Fixed Market Multiple shall mean 10.045, as adjusted for the weighted EBITDA multiple of future acquisitions as determined by the Committee.

2. Adjustments of Operational Performance Objectives. The Operational Performance targets specified in this Exhibit B are based upon certain revenue and expense assumptions about the future business of the Company as of the date the Option is granted. Accordingly, in the event that, after such date, the Administrator determines, in its sole discretion, that any acquisition or disposition of any business by the Company or any dividend or other distribution (whether in the form of cash, Stock, other securities or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Stock or other securities of the Company, issuance of warrants or other rights to purchase Stock or other securities of the Company, any unusual or nonrecurring transactions or events affecting the Company, or the financial statements of the Company, or change in applicable laws, regulations, or accounting principles occurs such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to the Option, then the Administrator may, in good faith and in such manner as it may deem equitable, adjust the amounts set forth on this Exhibit B (and/or adjust the definitions of EBITDA and Net Debt) to reflect the projected effect of such transaction(s) or event(s) on Operational Performance.

EXHIBIT C

STOCK RETENTION GUIDELINES

As a condition to receiving the Option grant, Participant acknowledges and agrees to hold a number of shares and/or options with such value and for such period of time as set forth below:

(a) At all times during Participant’s continued employment by the Company, Participant shall hold an aggregate amount of Company equity with a value equal to or greater than $             (the “Retention Limit”). This Retention Limit will supersede any Retention Limit in any prior dated option agreement between the Company and Participant pursuant to the Plan.

For purposes of this Exhibit C, Company equity shall be equal to (i) the Fair Market Value of any Common Stock held by the Participant plus (ii) the value of vested options then held by Participant, whether granted pursuant to the Plan, the Company’s 2003 Stock Option Plan or otherwise, which will be equal to the Fair Market Value of the Common Stock underlying the options over the exercise price.

(b) If at any time after the date hereof the aggregate amount of Company equity held by Participant falls below the Retention Limit because of a decline in the Fair Market Value of the Common Stock, Participant will have three years to reach the Retention Limit before the Administrator may exercise any remedies under paragraph (d).

(c) Participant shall not be obligated to comply with the Retention Limit until five years from the date of grant; provided, however, that notwithstanding the foregoing, Participant may not make any sales of vested Options until the Retention Limit is reached, and thereafter, only to the extent that Participant would, at the time of the sale, be in compliance with the Retention Limit, except that Participants may make sales under 10b5-1 plans in existence on the date hereof so long as such sales would be in compliance with any preexisting Retention Limit.

(d) Participant’s failure to hold that number of shares and/or vested options set forth in this Exhibit C shall result in Participant’s forfeiture of all unvested Options unless otherwise determined by the Administrator, in its sole discretion.